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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                                Tellurian, Inc.
                    -------------------------------------
                               (Name of Issuer)


                         Common Stock, $.01 par value
                    -------------------------------------
                        (Title of Class of Securities)


                                   879674109
                   -------------------------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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       CUSIP No.  879674109          13G
                 ------------
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            John A. Bruno

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) | |
            SEE ANNEX                                            (b) |X|
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES OF AMERICA
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER

                                265,000
                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 0
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                265,000
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                    0
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           265,000
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*


       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             8.3%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           IN
       -------------------------------------------------------------------
                     SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Page 2 of 5

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CUSIP NO. 879674109                                               13G

Item 1.
  (a)    Name of Issuer
         Tellurian, Inc.
  (b)    Address of Issuer's Principal Executive Offices
         300K Route 17 South, Mahwah, NJ 07430
Item 2.
  (a)    Name of Person Filing
         John A. Bruno
  (b) Address of Principal Business Office or, if none, Residence 1 Battery Park Plaza, New York, NY 10004
  (c)    Citizenship
         United States of America
  (d)    Title of class of Securities
         Common Stock, $.01 par value
  (e)    CUSIP Number
         879674109

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:
 (a) |_| Broker or dealer registered under Section 15 of the Act
 (b) |_| Bank as defined in Section 3(a)(6) of the Act
 (c) |_| Insurance Company as defined in Section 3(a)(19) of the Act
 (d) |_| Investment Company registered under Section 8 of the Investment Company Act
 (e) |_| Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
 (f) |_| Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
 (g) |_| Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)
 (h) |_| Group, in accordance with ss.240.13d-1(ii)(H)

Item 4.  Ownership

         (a) Amount Beneficially Owned: 265,000 shares

         (b) Percent of Class: 8.3%

         (c) Number of Shares as to which each person has:

               (i) sole power to vote or to direct the vote -- 265,000 shares

              (ii) shared voting power to vote or to direct the vote -- none

             (iii) sole power to dispose or to direct the disposition of --
                   265,000 shares

              (iv) shared power to dispose or to direct the disposition of --
                   none

Item 5.  Ownership of Five Percent or Less of a Class
         N/A

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Item 6.  Ownership of More than Five Percent on Behalf of Another Person
         N/A
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company
         N/A
Item 8.  Identification and Classification of Members of the Group
         N/A
Item 9.  Notice of Dissolution of Group
         N/A
Item 10. Certification
         The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 March 25, 1997
                                         ------------------------------
                                                     Date

                                           /s/  John A. Bruno
                                         ------------------------------
                                                   Signature

                                                John A. Bruno
                                         ------------------------------
                                                  Name/Title


                                  Page 4 of 5

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                                     ANNEX


     The person reporting, John A Bruno, is a principal of J.W. Barclay & Co., Inc., a registered broker-dealer, which beneficially owned 85,065 shares of Common Stock of the Issuer as of December 31, 1996. Michael J. Wills and John C. Cioffeletti, who are also principals of J.W. Barclay & Co., Inc., beneficially owned 125,000 and 105,000 shares of Common Stock of the Issuer, respectively, as of December 31, 1996. The reporting person does not affirm the existence of a group.



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